Exhibit 10.9

October 15, 2010

Mr. David Russian

Dear David:

On behalf of Visto Corporation, d.b.a. Good Technology (the “Company”), I am pleased to provide to you this offer of employment for the position of Senior Vice President & Chief Financial Officer in the Company’s Redwood Shores, California location reporting to me and with a start date of October 16, 2010. This offer of employment is contingent upon approval by the Company’s Board of Directors (the “Board”).

Your salary will be based on a semi-monthly rate of $10,000.00 which is equivalent to $240,000.00 on an annual basis, and payable in accordance with the Company’s regular payroll schedule. You will be also eligible to receive a relocation allowance of $20,000.00 less applicable taxes and payable with your first paycheck. The Company will also provide you with reimbursement of your hotel room and tax costs upon your relocation to the Bay Area for up to 90 days. Reimbursement for the hotel costs will be provided upon your submission of expense reports and appropriate receipts. The relocation allowance payment and hotel expense reimbursements must be refunded to the Company if you voluntarily terminate your employment with the Company within 12 months of your start date.

In addition, for each year that the Company has adopted a bonus plan or agreement for employees at your level and the Company is profitable, you will be eligible to be considered for an annual incentive bonus based upon the achievement of certain objectives or subjective criteria established by the Board or any Compensation Committee of the Board and as set forth in a bonus plan or agreement from the Company. The target amount for any such annual incentive bonus will be up to 50% of your base salary. The determinations of the Board with respect to such bonus will be final and binding. You will not earn an incentive bonus unless you are employed by the Company on the date when such bonus is paid. For the avoidance of doubt, for any year in which the Company does not adopt a bonus plan or agreement for employees at your level, you will not be eligible to earn a bonus.

In addition, subject to the approval of the Board, you will receive an option to purchase 1,500,000 shares of the Company’s common stock at an exercise price per share determined by the Board on the date the option is granted. The option will be subject to the terms and conditions of the applicable stock option agreement and the Company’s stock plan.

You will primarily work in the Redwood Shores office, although, as needed by the Company, you will travel to customer sites and the Company’s offices in other locations.

The Company may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the employee handbook or as otherwise communicated to you, in whole or part, at any time, with or without notice.

Your employment with the Company is at will. This means that your terms and conditions of employment, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location of work may be changed with or without cause, for any or no reason, and with or without notice and either you or the Company may terminate your employment at any time, with or without cause or notice. Your status as an at will employee cannot be changed by any statement, promise, policy, course of conduct, writing or manual, except through a written agreement signed by the President of the Company.

If you experience an involuntary separation, as defined in Treasury Regulation 1.409A-1(h), by the Company for a reason that is other than for (i) Cause (as defined below), (ii) death or (iii) Permanent Disability (as defined below) (each, a “Separation”) and you satisfy the following Conditions (as defined below) by the Deadline (as defined below), then you will be entitled to the following benefits, as described in (a) and (b) below. To receive the benefits described below, you must execute (and do not revoke) a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and return all Company property (collectively, the “Conditions”), in each case within thirty (30) days after the Separation (the “Deadline”):

(a) The Company will pay you a lump sum amount equal to six (6) months of your then current base salary, provided that this amount will be reduced by the amount of any severance pay or pay in lieu of notice that you receive from the Company under a federal or state statute (including, without limitation, the WARN Act) (“Severance”). Your Severance will be paid within ten (10) business days following the last day of the Deadline. In no event will your Severance be paid on a date that is later than the later of (i) the fifteenth (15th) day of the third (3rd) month following the end of your first tax year in which your Separation occurs, and (ii) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s first tax year in which your Separation occurs, as provided in Treasury Regulation Section 1.409A-1(b)(4).

Notwithstanding the above, if the Severance does not qualify for any reason to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) and you are deemed by the Company at the time of your Separation to be a “specified employee,” as defined in Code Section 409A, the Severance will not be paid until the date which is the first day of the seventh month after your Separation. Such deferral will only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) federal tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.

(b) If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your employment, then the Company will pay the monthly premium under COBRA for you and your dependents (if applicable) until the earlier of (i) the close of the six-month period following the Separation or (ii) the expiration of your continuation coverage under COBRA.

“Cause” shall mean (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Permanent Disability” shall mean: your inability to perform the essential functions of your position with or without reasonable accommodation for a period of 120 consecutive days because of your physical or mental impairment.

In accordance with standard Company policy, this offer is contingent upon your completing and executing the enclosed Proprietary Information and Assignment of Inventions Agreement, and completing the standard new employee enrollment documentation on your first day of work. This offer is also contingent upon acceptable references and background check, which will be completed prior to your start date.

On your first day of work, please bring with you appropriate identification for completing the Form 1-9 which documents your eligibility to work in the U.S.

Enclosed you will find a summary of current Company benefits, including the Company’s PTO policy. You will receive more detailed information about these during your new employee orientation.

I am looking forward to you joining the team and contributing to this exciting venture. You may indicate your acceptance of this offer by signing the acknowledgment below and returning it to Hazel Belasco, Sr. Manager, Human Resources by October 15, 2010 at which time this offer expires if not previously accepted. If you have any questions or concerns, please do not hesitate to contact me.

Very truly yours,

/s/ King Lee
King Lee
President and CEO
Visto Corporation, d.b.a. Good Technology

I accept the offer of employment as stated in this letter.

/s/ David Russian	10/15/2010
David Russian	Date

Enclosures:

Duplicate Letter (for your records)

Pre-Employment Paperwork

Benefits Overview